                                                                      Exhibit 11


                      OPTION CARE, INC. AND SUBSIDIARIES
                      COMPUTATIONS OF PER SHARE EARNINGS
                       (In thousands, except share data)



                                                          THREE MONTHS ENDED
                                                               March 31,
                                                           1998         1997
                                                         --------    ---------
Net income............................................   $    865    $    922
                                                         ========    ========

Shares issued and outstanding.........................     10,805      10,552

Weighted average shares issued........................          3          11
                                                         --------    --------

Weighted average common shares outstanding............     10,808      10,563

Additional shares included assuming exercise of
  stock options using treasury stock method...........         62         235
                                                         --------    --------

Weighted average common and common equivalent shares..     10,870      10,798
                                                         ========    ========

Net income per common shares outstanding (basic)......       0.08        0.09
                                                         ========    ========

Net income per common and common equivalent shares
  shares (diluted)....................................       0.08        0.09
                                                         ========    ========